                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box


[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                      Integrated Electrical Services, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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

                    [INTEGRATED ELECTRICAL SERVICES LOGO]


                                December 29, 1998

To Our Stockholders:

     On behalf of the Board of Directors, I cordially invite all stockholders to attend the Annual Meeting of Integrated Electrical Services, Inc. to be held on Wednesday, February 10, 1999, at 11:00 a.m. at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company's 1998 Annual Report, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company for its fiscal year ended September 30, 1998.

     We hope that you will be able to attend the Annual Meeting. Your vote is important. Whether you plan to attend or not, please execute and return the proxy card in the enclosed envelope so that your shares will be represented. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership. We look forward to seeing you at the meeting.

                                       Sincerely,



                                       Jim P. Wise
                                       President and Chief Executive Officer

                      INTEGRATED ELECTRICAL SERVICES, INC.
                          515 POST OAK BLVD., SUITE 450
                              HOUSTON, TEXAS 77027

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 10, 1999

TO THE STOCKHOLDERS OF INTEGRATED ELECTRICAL SERVICES, INC.

     Notice is hereby given that the Annual Meeting of the Stockholders of Integrated Electrical Services, Inc., a Delaware corporation, will be held at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024, on Wednesday, February 10, 1999, at 11:00 a.m. Central Time, for the following purposes:

     1. To elect three directors to the Company's board to serve until the annual stockholders' meeting held in 2002 or until their successors have been elected and qualified.

     2. To appoint Arthur Andersen LLP, independent certified public accountants, as the Company's auditors for the year 1999.

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The holders of record of the Company's common stock and of the Company's restricted voting common stock at the close of business on December 16, 1998 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy card and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.


                                       John F. Wombwell
                                       Senior Vice President and Secretary

Houston, Texas
December 29, 1998

                      INTEGRATED ELECTRICAL SERVICES, INC.

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS


                               GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of Integrated Electrical Services, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Wednesday, February 10, 1999, and any adjournments thereof. The annual meeting will be held at 11:00 a.m. Central Time, at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon; or if no direction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto. Any stockholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

     The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of common stock of the Company.

     Stockholders submitting proxies may revoke them at any time before they are voted (i) by notifying John F. Wombwell, Secretary of the Company, in writing of such revocation, (ii) by execution of a subsequent proxy sent to Mr. Wombwell,
(iii) by attending the Annual Meeting in person and voting in person. Notices to Mr. Wombwell referenced in (i) and (ii) should be directed to John F. Wombwell, Secretary, Integrated Electrical Services, Inc., 515 Post Oak Blvd., Suite 450, Houston, Texas 77027. Stockholders who submit proxies and attend the meeting to vote in person are requested to notify Mr. Wombwell at the Annual Meeting of their intention to vote in person at the Annual Meeting.

     The approximate date on which this Proxy Statement will first be sent to stockholders is December 29, 1998.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     At the close of business on December 16, 1998, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders or any adjournments thereof, the Company had outstanding 28,879,089 shares of common stock, par value $.01 per share (the "Common Stock") and 2,655,709 shares of restricted common stock, par value $.01 per share (the "Restricted Common Stock").

     Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. Each share of Restricted Common Stock is entitled to one-half of one vote upon each of the matters to be voted on at the meeting, except for the election of directors, upon which each share of Restricted Common Stock has no vote. The holders of Restricted Common Stock are entitled to elect one member of the board of directors. The holders of Restricted Common Stock have indicated that they will elect C. Byron Snyder as a Class I director. The presence, in person or by proxy, of at least a majority of the sum of the outstanding shares of Common Stock and Restricted Common Stock is required for a quorum. Pursuant to the Company's bylaws, shares not voted on matters, including abstensions and broker non-votes, will not be treated as votes cast with respect to those matters, and therefore will not affect the outcome of any such matter.

     The following table reflects the beneficial ownership of the Company's Common Stock as of November 15, 1998, with respect to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) the directors and nominees for director;
(iii) each executive officer; and (iv) the Company's directors and executive officers as a group.

                                NUMBER OF
     NAME OF                   SHARES OWNED     PERCENT
BENEFICIAL OWNER               BENEFICIALLY     OF CLASS
----------------               ------------     --------
Jim P. Wise (a)                   130,000            *
Jerry M. Mills                  2,436,662          8.4%
Ben L. Mueller (b)              1,296,609          4.5
John F. Wombwell (a)              130,000            *
C. Byron Snyder (c)             2,655,709          8.4
Jon Pollock (d)                   785,743          2.7
Donald Paul Hodel (e)                  --            *
Richard Muth (f)                  473,324          1.6
Alan R. Sielbeck (e)                   --            *
Robert Stalvey                     95,528            *
Richard L. Tucker (e)                  --            *
Bob Weik (g)                    1,499,469          5.2
Roy D. Brown (e)                1,608,979          5.6
Directors and officers as
a group (12 persons) (h)        9,503,044         30.1%

-------------
* Indicates ownership of less than one percent of the outstanding shares of Common Stock of the Company.

(a) Includes 30,000 shares of Common Stock underlying options which are exercisable within 60 days. Does not include 170,000 other options held by Mr. Wise and 120,000 other options held by Mr. Wombwell.

(b) Includes 7,000 shares held by a trust for the benefit of Mr. Mueller's daughter.

(c) All of the stock attributed to Mr. Snyder is held by the 1996 Snyder Family Partnership (the "Partnership"). This stock consists entirely of Restricted Common Stock, which represents all of the Company's outstanding Restricted Common Stock. Such shares may be converted to Common Stock in certain circumstances. Mr. Snyder disclaims beneficial ownership as to 1,118,193 of these shares which are attributable to the interests in the Partnership held by Mr. Snyder's children.

(d) Includes 465,914 shares of Common Stock held by the Pollock Family Partnership, Ltd.

(e) Mr. Hodel's address is Christian Coalition, 1801-L Sara Drive, Chesapeake, VA 23320-2647. Mr. Sielbeck's address is Service Experts, Inc., 111 Westwood Place, Suite 420 Brentwood, TN 37027. Dr. Tucker's address is The University of Texas at Austin, ECJ 5.2, Austin, TX 78712. Mr. Brown's address is Houston-Stafford Electric, 10203 Mula Circle, Stafford, TX 77477. Does not include 10,000 options held by Mr. Sielbeck and Dr. Tucker, respectively, and 5,000 options held by Mr. Hodel.

(f) Includes 25,689 shares of Common Stock owned by Mr. Muth's wife, as to which Mr. Muth disclaims beneficial ownership.

(g) Includes 74,536 shares of Common Stock owned by two related trusts, as to which Mr. Weik disclaims beneficial ownership.

(h) Includes 2,655,709 shares of Restricted Common Stock described in Note (c) above.


                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

GENERAL

     The Company's Amended and Restated Certificate of Incorporation, as amended, and bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than one nor more than fifteen persons. The Certificate of Incorporation divides the Board of Directors into three (3) classes, designated as Class I, Class II and Class III. Each class of directors is to be elected to serve a three-year term and is to consist, so far as possible, of one-third of the number of directors required at the time to constitute a full Board. If the number of directors is not evenly divided into thirds, the Board of Directors shall determine which class or classes shall have one extra director. The Board of Directors presently consists of eleven directors, four in Class I, four in Class II and three in Class III, whose terms of office expire with the 1999, 2000 and 2001 annual meetings, respectively, and until their successors are elected and qualified. The holders of the Restricted Common Stock are entitled to elect one director and are not entitled to vote on other directors.

     The term of office of each of the current Class I Directors expires at the time of the 1999 Annual Meeting of Stockholders, or as soon thereafter as their successors are elected and qualified. Each of Messrs. Sielbeck, Weik, and Wise have been nominated to serve an additional three-year term as Class I Directors to be elected by the holders of the Common Stock. The holders of Restricted Common Stock have indicated that they will elect Mr. Snyder as a Class I director. Each of Messrs. Sielbeck, Weik, and Wise has consented to be named in this Proxy Statement and to serve as a director if elected.

     It is the intention of the persons named in the accompanying proxy card to vote for the election of all three nominees named below unless a stockholder has withheld such authority. The affirmative vote of holders of a plurality of the Common Stock present in person or by proxy at the 1999 Annual Meeting of Stockholders and entitled to vote is required for election of the nominees.

         If, at the time of or prior to the 1999 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein.

NOMINEES - CLASS I DIRECTORS (TERMS EXPIRING AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS)

ALAN R. SIELBECK                                             Director since 1998

Mr. Sielbeck, 45, has served as Chairman of the Board and Chief Executive Officer of Service Experts, Inc., a publicly traded heating, ventilation and air conditioning service company, since its inception in March 1996. Mr. Sielbeck has served as Chairman of the Board and President of AC Service and Installation Co. Inc. and Donelson Air Conditioning Company, Inc. since 1990 and 1991, respectively. From 1985 to 1990, Mr. Sielbeck served as President of RC Mathews Contractor, Inc., a commercial building general contractor and Chief Financial Officer of RCM Interests, Inc. a commercial real estate development company.

BOB WEIK                                                     Director since 1998

Mr. Weik, 63, has served as President, Treasurer and director of BW Consolidated, Inc. and related entities ("Bexar- Calhoun"), one of the Company's subsidiaries, since its inception in 1958.

JIM P. WISE                                                  Director since 1998

Mr. Wise has been President and Chief Executive Officer of the Company since November 1998. He initially joined the Company in September 1997 as Senior Vice President and Chief Financial Officer. From September 1994 to September 1997, he was Vice President -- Finance and Chief Financial Officer at Sterling Chemicals, Inc., a publicly held manufacturer of commodity petrochemicals and pulp chemicals. From July 1994 to September 1994, he was Senior Vice President and Chief Financial Officer of U.S. Delivery Systems, Inc., a delivery service consolidator. From September 1991 to July 1994 he was Chairman and Chief Executive Officer of Neostar Group, Inc., a private investment banking and financial advisory firm. Mr. Wise was employed by Transco Energy Company as Executive Vice President, Chief Financial Officer and was a member of the Board of Directors from November 1982 until September 1991.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

CLASS I RESTRICTED COMMON STOCK DIRECTOR (TO BE ELECTED BY HOLDERS OF RESTRICTED COMMON STOCK, TERM EXPIRING AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS)

C. BYRON SNYDER                                              Director since 1997

Mr. Snyder, 50, has been Chairman of the Board of Directors of the Company since its inception. Mr. Snyder is the President and owner of Sterling City Capital, L.L.C., a merchant banking firm. Mr. Snyder was owner and President of Relco Refrigeration Co., a distributor of refrigerator equipment, from 1992 to 1998. Prior to 1992, Mr. Snyder was the owner and Chief Executive Officer of Southwestern Graphics International, Inc., a diversified holding company which owned Brandt & Lawson Printing Co., a Houston-based general printing business, and Acco Waste Paper Company, an independent recycling business. Brandt & Lawson Printing Co. was sold to Hart Graphics in 1989, and Acco Waste Paper Company was sold to Browning-Ferris Industries in 1991. Mr. Snyder is a director of Carriage Services, Inc., a publicly held death care company.

DIRECTORS CONTINUING IN OFFICE

CLASS II

     The Class II Directors, whose present term of office as directors will continue after the meeting and expire at the 2000 Annual Meeting of Stockholders, and certain additional information with respect to each of them, are as follows:

JERRY M. MILLS                                               Director since 1998

Mr. Mills, 58, has been Senior Vice President and Chief Operating Officer -- Commercial and Industrial and a director of the Company since January 1998. Prior to that time, Mr. Mills was the president of Mills Electrical Contractors, Inc. ("Mills"), one of the Company's subsidiaries, since he began that company in 1972. Mr. Mills is a past board member of the Independent Electrical Contractors, the Associated Builders and Contractors, the Associated General Contractors and the Richardson Electrical Board.

RICHARD MUTH                                                 Director since 1998

Mr. Muth, 51, founded Muth Electric, Inc. ("Muth"), one of the Company's subsidiaries, in 1970 and has been its president since that time. Mr. Muth served on the South Dakota State Electrical Commission from 1980 to 1991 and the Associated General Contractors Associate Division Board. Mr. Muth also received the South Dakota Electrical Council "Man of the Year" award in 1993. Mr. Muth holds electrical contractors' licenses in South Dakota, Minnesota, Nebraska, Wyoming and Montana.

JON POLLOCK                                                  Director since 1998

Mr. Pollock, 52, has been Vice Chairman of the Board of Directors since November 1998. Mr. Pollock was President and Chief Executive Officer of the Company from January 1998 until November 1998. Mr. Pollock served as president of Pollock Electric Inc. ("Pollock"), one of the Company's subsidiaries, from the time he founded that company in 1983 until 1998. Mr. Pollock is a Registered Professional Engineer in Texas and several other states and holds Master Electrician licenses from 50 different jurisdictions. Mr. Pollock is past National President of the Independent Electrical Contractors Association and received the IEC Electrical Man of the Year award in 1996.

RICHARD L. TUCKER                                            Director since 1998

Dr. Tucker, 63, is Director of the Center for Construction Industry Studies and is Director of the Sloan Program for the Construction Industry at the University of Texas at Austin. Dr. Tucker has been on the faculty at the University of Texas since 1976. Dr. Tucker is a registered engineer.

CLASS III

     The Class III Directors, whose present term of office as directors will continue after the meeting and expire at the 2001 Annual Meeting of Stockholders, and certain additional information with respect to each of them, are as follows:

DONALD PAUL HODEL                                            Director since 1998

Donald Paul Hodel has served as President of the Christian Coalition since June 1997. He is Managing Director of Summit Group International, Ltd., an energy and natural resources consulting firm he founded in 1989. Mr. Hodel served as Secretary of the Interior from 1985 to 1989 and Secretary of Energy from 1982 to 1985. Mr. Hodel has served as director of both publicly traded and privately held companies and is the recipient of the Presidential Citizens Medal and honorary degrees from three universities. Mr. Hodel serves on the board of directors of Columbia Energy Group and MAPCO, Inc.

BEN L. MUELLER                                               Director since 1998

Mr. Mueller, 51, has been Senior Vice President, Chief Operating Officer -- Residential and a director of the Company since 1998. Prior to that time, Mr. Mueller was the Executive Vice President of Houston-Stafford Electric, Inc. ("Houston-Stafford"), one of the Company's subsidiaries, since 1993 and served as vice president of Houston-Stafford since 1975. Mr. Mueller is a past member of the board of the IEC, Houston Chapter, and has served on the Electrical Board for the City of Sugar Land, Texas.

ROBERT STALVEY                                               Director since 1998

Mr. Stalvey, 48, has served as Vice President of Ace Electric, Inc. ("Ace"), one of the Company's subsidiaries, since 1976.

COMMITTEES

     Audit Committee. The Audit Committee is comprised of Messrs. Sielbeck, Tucker and Hodel. The Audit Committee's functions include making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of the Company's procedures for internal auditing, reviewing professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and nonaudit fees and reviewing the adequacy of the Company's internal accounting controls.

     Compensation Committee. The Compensation Committee is comprised of Messrs. Sielbeck, Tucker and Hodel. The functions performed by the Compensation Committee include: reviewing executive salary and bonus structure; reviewing the Company's stock option plan (and making grants thereunder); setting bonus goals; and approving salary and bonus awards to key executives.

     Nominating Committee. The Company has no standing Nominating Committee of the Board of Directors.

MEETINGS

     During 1998, the Audit Committee had one meeting; the Compensation Committee had three meetings; and the Board of Directors had three meetings. During 1998 each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors and the committees of which he was a member.

DIRECTOR COMPENSATION

     Directors of the Company who are not employees of the Company were paid $2,000 for each Board of Directors meeting attended and $1,000 for each committee meeting attended, plus reasonable travel and related expenses incurred to attend such meetings during fiscal 1998. The Company paid aggregate fees of $24,000 to non-employee directors of the Company in connection with the Board of Directors' and Committee meetings in fiscal 1998. Employee directors receive no additional compensation for attending Board of Directors or committee meetings. Pursuant to the 1997 Stock Plan, each non-employee director is awarded, at the time of election or reelection as a director, options to purchase 5,000 shares of Common Stock at the fair market value on the date of such grant, if available. Each non-employee director in office each September 30 receives an option to purchase 5,000 shares of Common Stock.

                               EXECUTIVE OFFICERS

     The following table summarizes certain information regarding aggregate cash compensation, stock option and restricted stock awards and other compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities to the Company for the year ended September 30, 1998:

                           SUMMARY COMPENSATION TABLE



                                                                                LONG-TERM
                                                 ANNUAL COMPENSATION           COMPENSATION
                                           ------------------------------      ------------
                                                                  OTHER         SECURITIES
                                                                  ANNUAL        UNDERLYING
          NAME AND               FISCAL                           COMPEN-         OPTIONS           ALL OTHER
     PRINCIPAL POSITION           YEAR      SALARY      BONUS     SATION(c)      (NUMBER)         COMPENSATION(d)
  ---------------------------    ------    --------    -------    ---------    -------------      ---------------
  Jim P. Wise(a)                  1998     $166,247    $12,500           --               --          $   --
   President and Chief
   Executive Officer

  Jon Pollock(b)                  1998     $150,000    $    --           --               --          $  437
   Vice Chairman of the Board
   of Directors


  Jerry M. Mills                  1998     $133,333    $    --           --               --          $  250
   Senior Vice President and
   Chief Operating Officer-
   Commercial and Industrial

  Ben L. Mueller                  1998     $133,333    $    --           --               --          $   50
   Senior Vice President and
   Chief Operating Officer-
   Residential

  John F. Wombwell                1998     $126,667    $12,500           --               --          $  285
   Senior Vice President,
   General Counsel and
   Secretary

-----------
(a) Mr. Wise originally joined the Company in September 1997 as Senior Vice President and Chief Financial Officer. Mr. Wise was appointed to his current position in November 1998.

(b) Mr. Pollock served as President and Chief Executive Officer of the Company from January 1998 until November 1998.

(c) No executive officer received perquisites or other personal benefits in excess of 10% of their total annual salary and bonus during the fiscal year ended September 30, 1998.

(d) The amounts in this column represent contributions by the Company to the 401(k) plan account of such executive officers during the fiscal year ended September 30, 1998.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of Integrated Electrical Services, Inc. (the "Committee") is pleased to present the 1998 report on executive compensation. This report of the Committee documents the components of the Company's executive officer compensation program and describes the basis on which the compensation program determinations were made by the Committee with respect to the executive officers of the Company. The Committee meets regularly and is comprised of Messrs. Sielbeck, Tucker and Hodel. The duty of the Committee is to review compensation levels of members of management, as well as administer the Company's various incentive plans including its annual bonus plan and its stock option plan.


EXECUTIVE COMPENSATION PROGRAM PHILOSOPHY

     The Company's compensation philosophy, since its formation, has been (i) to compensate its executive officers at a base level that is at least equal to the average salaries paid by companies of similar size; (ii) to provide the opportunity for its executive officers to earn additional compensation in the form of annual bonuses if certain financial performance goals are met, including goals related to acquisitions of other companies; and (iii) to closely align the interests of the executive officers with those of the stockholders through substantial equity ownership positions.

     In connection with the Company's initial public offering, the Company entered into employment agreements with each of the current executive officers. See "Employment Agreements." Additionally, in order to attract these officers, and ensure that their long-term interests would be in line with those of stockholders, the Company allowed each of them to purchase Common Stock during the initial phase of the Company's operations.

BASE SALARY

     The salaries paid to the executive officers during fiscal 1998 were paid pursuant to the employment agreements referenced above. The Committee believes, based on consultations with compensation consultants, that these salaries are average when compared to salaries initially paid by start-up companies. As part of its responsibilities and as the Company grows from its start-up phase, the Committee will review the salaries for the Company's executive officers. The Committee believes it will base individual salary changes on a combination of factors such as the performance of the executive, salary level relative to the competitive market, level of responsibility, growth of company operations and the recommendation of the Chief Executive Officer.

INCENTIVE COMPENSATION

     Certain of the Company's executive officers, including its chief executive officer, were eligible for recognition bonuses for fiscal 1998 based on the Company exceeding certain budgeted goals, including operating income and successful acquisitions. Such goals were generally met in 1998.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Pollock's annualized base salary for 1998 was $225,000. This amount was paid pursuant to his employment contract. See "Employment Agreements." Jim P. Wise was named President and Chief Executive Officer in November 1998. In connection therewith, Mr. Wise's salary under his employment contract was increased to $225,000 a year.

     No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. The following members of the Compensation Committee have delivered the foregoing report.

                                Alan R. Sielbeck
                                Richard L. Tucker
                                Donald Paul Hodel

     The foregoing report and the performance graph and related description included in this proxy statement shall not be deemed to be filed with the Securities and Exchange Commission except to the extent the Company specifically incorporates such items by reference into a filing under the Securities Act of 1933 or Securities Exchange Act of 1934.

STOCK OPTION PLANS

     There were no option grants to the executive officers of the Company during the fiscal year ended September 30, 1998.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information concerning the value of unexercised options held by the executive officers of the Company. No options were exercised by the executive officers during the year ended September 30, 1998.

                       OPTION VALUES AT SEPTEMBER 30, 1998

                                 NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                UNDERLYING UNEXERCISED                IN THE MONEY
                                    OPTIONS HELD AT                  OPTIONS HELD AT
                                  SEPTEMBER 30, 1998                  SEPTEMBER 30, 1998
     NAME                   EXERCISABLE    UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
     ----                   -----------    -------------      -----------      -------------
Jon Pollock                          --               --      $        --      $          --
Jerry Mills                          --               --               --                 --
Ben L. Mueller                       --               --               --                 --
Jim P. Wise                      30,000          120,000          212,250            849,000
John F. Wombwell                 30,000          120,000          212,250            849,000

                             STOCK PERFORMANCE GRAPH

     The following performance graph compares the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of (i) the S&P 500 Index, (ii) the Russell 2000, and (iii) a peer group stock index (the "Consolidator Index") made up of companies identified by NationsBanc Montgomery Securities LLC as publicly traded companies which were formed to consolidate fragmented businesses within a particular industry (the "Consolidators"). The Company believes that because the number of publicly-traded companies which it considers to be industry competitors is limited and because the investment community generally categorizes the Company together with the Consolidators, the Consolidator Index will provide an appropriate comparison of cumulative total return for its stockholders. The cumulative total return computations set forth in the Performance Graph assume the investment of $100 in the Company's Common Stock and the Consolidator Index on January 27, 1998 and the S&P 500 Index and the Russell 2000 on December 31, 1997.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

                                    [GRAPH]

---------------------------------------------------------------------------------------------------------------------------------
                                                                          CUMULATIVE TOTAL RETURN
---------------------------------------------------------------------------------------------------------------------------------
                                     12/31/97  1/27/98   1/98    2/98     3/98    4/98    5/98     6/98    7/98    8/98   9/30/98
---------------------------------------------------------------------------------------------------------------------------------
INTEGRATED ELECTRICAL SERVICES, INC.            100.00  101.72  112.07   133.19  133.19  139.66   138.79  132.33  103.88  102.59
---------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATOR INDEX                              100.00  102.36  112.27   121.89  121.89  117.00   120.26  116.52   93.41   98.47
---------------------------------------------------------------------------------------------------------------------------------
S & P 500                              100.00           101.11  108.40   115.10  115.10  113.12   117.71  116.46   99.62  106.00
---------------------------------------------------------------------------------------------------------------------------------
RUSSELL 2000                           100.00            98.42  105.69   110.05  110.65  106.74   106.96   98.30   79.21   85.41
---------------------------------------------------------------------------------------------------------------------------------

     The companies that comprise the Consolidator Index are: Access Worldwide Communications, Accustaff, Inc., ACSYS, Inc., Airgas, Inc., American Residential Services, Inc., Boise Cascade Office Products Corp., Carey International, Inc., Central Parking Corp., Cintas Corp., Coach USA, Inc., Coinmach Laundry Corp., Comfort Systems USA, Inc., Compass Intl. Services Corp., Compucom System, Inc., Condor Technology Solutions, Inc., Consolidated Graphics, Inc., Corporate Express, Inc., CORT Business Services Corp., Cotelligent Group Inc., Dispatch Management Services, Corp., FYI Inc., Fortress Group, Inc., Global Directmail Corp., Group Maintenance America Corp., ImageMAX, Inc., InaCom Corp., Industrial Distribution Group, Inc., Innovative Valve Technologies, Inc., Integrated Electrical Services, Inc., Keystone Automotive Industries, Inc., Lason, Inc., Loewen Group, Inc., Medical Manager Corp., MedPartners, Inc., Metals

USA, Inc., Metamor Worldwide, Inc., Miller Industries, Inc., NCO Group, Inc., Omnicare, Inc., Outdoor Systems, Inc., PalEx, Inc., Pentacon, Inc., Physicians Resource Group, Inc., Protection One, Inc., Quanta Services, Inc., Renaissance Worldwide, Inc., Rent-Way, Inc., Rural/Metro Corp., Service Corporation International, Service Experts, Inc., Signature Resorts, Inc., Staffmark, Inc., Stewart Enterprises, Inc., TeleSpectrum Worldwide Inc., Travel Services International, Inc., United Auto Group, Inc., Unitog Company, U.S. Office Products Co., USA Floral Products, Inc., Vestcom International, Inc., Veterinary Centers of America and Waste Management, Inc. The companies comprising the Consolidator Index will change as additional consolidation companies become publicly traded.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Wise, Pollock, Mills, Mueller, and Wombwell through January 29, 2003, with a minimum annual salary of $225,000, $225,000, $200,000, $200,000, and $200,000,
respectively, plus other employee benefits. Each agreement is subject to annual review by the Compensation Committee. In addition, these employment agreements generally restrict these individuals from competing with the Company for a period of two years after the date of the termination of employment with the Company. In the event of a change of control of the Company, such employees may be entitled to the then remaining benefits under the agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company was originally founded in June 1997 by C. Byron Synder. On January 30, 1998, concurrent with the closing (the "Closing") of its initial public offering ("IPO"), the Company acquired by stock purchase all the issued and outstanding capital stock and other equity interests of 16 companies and related entities (the "Founding Companies"). As a result, each Founding Company became a wholly owned subsidiary of the Company. Individuals who became executive officers or directors of the Company received the following consideration for their interests in the Founding Companies.

                                                   SHARES OF
        COMPANY                     CASH         COMMON STOCK
        -------                 ------------     ------------
Houston-Stafford
    Ben Mueller..............   $  4,648,161        1,072,652
Mills
    Jerry Mills..............      9,306,722        2,147,705
Bexar-Calhoun
    Bob Weik (a).............      6,174,713        1,424,935
Pollock
    Jon Pollock..............        985,493          319,729
Muth
    Richard Muth(b)..........      1,939,750          447,635
Ace
    Robert Stalvey...........        413,956           95,528
                                ------------     ------------

    TOTAL....................   $ 23,468,795        5,508,184
                                ============     ============


(a) Excludes cash of $322,989 and 74,536 shares of Common Stock received by two related trusts in which Mr. Weik may be deemed to have an interest, as to which Mr. Weik disclaims beneficial ownership.

(b) Excludes cash of $111,320 and 25,689 shares of Common Stock received by Mr. Muth's wife, Darlene Muth, as to which he disclaims beneficial ownership.

     The Company used a portion of the proceeds received from the IPO to repay Mr. Snyder for the $4.8 million offering costs advanced by him to the Company. The initial $1.0 million of such advances bore interest at LIBOR plus 1.5%. All of Mr. Snyder's advances were repaid on January 30, 1998.

     At December 31, 1996, Houston-Stafford owed Mr. Mueller $185,985 on a promissory note, payable in monthly installments and maturing April 2001. Such note was repaid by Houston-Stafford in October 1997.

     At December 31, 1996, Houston-Stafford owed Mr. Mueller $766,400 related to a promissory note maturing August 2003 and secured by Mr. Mueller's ownership interest in Houston-Stafford. Such obligation was terminated at the consummation of the IPO and Mr. Mueller received $4.6 million and 1.1 million shares of Common Stock in exchange for such promissory note as well as 0.2 million shares for his role as a member of IES management. Houston-Stafford recognized a non-cash, non-recurring compensation charge of approximately $17.0 million related to the transfer of such cash and shares of Common Stock to Mr. Mueller at the time of the IPO.

     Pursuant to a 5-year lease agreement effective November 1, 1997, Houston-Stafford agreed to lease certain facilities owned by Mr. Mueller in Spring, Texas. Such lease agreement provides for an annual rent of $20,000, which the Company believes is not in excess of fair rental value for such facilities.

     Prior to the consummation of the IPO, Bexar-Calhoun distributed all interest it owned, directly or indirectly, in real property to Mr. Weik and his immediate family. Such real estate is leased to the Company for an annual rent of approximately $150,000. The Company believes that such rent is not in excess of fair rental value for such facilities.

     From October 1, 1997 until the consummation of the IPO on January 30, 1998, Mr. Muth loaned to and borrowed from Muth Electric, Inc. on a short term basis various amounts. The maximum amount borrowed during that time was $205,000. All such indebtedness was repaid at the consummation of the IPO.

     Prior to the consummation of the IPO, certain assets of Muth were purchased by Mr. Muth for $217,140.

     Muth has completed various electrical contracts for Muth Properties, L.L.C. of which Richard Muth is a member. As of January 30, 1998 a final payment of $162,900 was made by Muth Properties, L.L.C. to Muth. No transactions in excess of $60,000 have occurred since then.

     Muth provides certain real estate management services to Muth Properties, L.L.C. As of September 30, 1998, fees for such services equaled $40,000.

     Muth has completed various electrical contracts for Pine Lane Estates, L.L.C., of which Mr. Muth is a member. One was completed in January 1998 for $104,019. One electrical contract in the amount of $56,460 was awarded to Muth in 1998.

     Muth leases certain real property from Muth Properties, L.L.C. for its operations. As of September 30, 1998, annual rentals paid to Muth Properties, L.L.C. were $126,290.

     Stalvey Rentals, a general partnership of which Mr. Stalvey is a partner, leases a facility to Ace for an annual rent of $103,200.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Board of Directors of the Company, or (ii) a director of another entity, one of whose executive officers served on the Board of Directors of the Company or its subsidiaries.

     During fiscal 1998, no member of the compensation committee (or board committee performing equivalent functions) (i) was an officer of employee of the Company, (ii) was formerly an officer of the Company or (iii) had any business relationship or conducted any transactions with the Company.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons holding more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

     Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during 1998, the Company believes that, other than a Form 4 filing for Richard Muth to report the purchase of shares on behalf of his children and the filing of a Form 4 for Jon Pollock to report the purchase of 100 shares all Section 16(a) reporting requirements related to the Company's directors and executive officers were timely fulfilled during 1998.

                                  PROPOSAL TWO
                              APPROVAL OF AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 30, 1999, subject to ratification by the Company's stockholders. Arthur Andersen LLP has served as the Company's independent public accountants since the Company's inception. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

     The affirmative vote of holders of a majority of the shares of Common Stock voted at the 1999 Annual Meeting of Stockholders is required to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for fiscal 1999.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF ARTHUR ANDERSEN LLP'S APPOINTMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Pursuant to the Company's bylaws, stockholder proposals submitted for consideration at the company's 2000 Annual Meeting of Stockholders must be delivered to the Corporate Secretary no later than 80 days before the date of the 2000 Annual Meeting of Stockholders. If such timely notice of a stockholder proposal is not given, the proposal may not be brought before the Annual Meeting. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the Company may exercise discretionary voting authority over proxies with respect to such proposal if presented at the Company's 2000 Annual Meeting of Stockholders.

         A proposal of a stockholder intended to be presented at the next annual meeting must be received at the Company's principal executive offices no later than August 31, 1999 if the stockholder making the proposal desires such proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

ANNUAL REPORTS AND ADDITIONAL FINANCIAL INFORMATION

     STOCKHOLDERS MAY OBTAIN ADDITIONAL FINANCIAL INFORMATION FOR THE YEAR ENDED SEPTEMBER 30, 1998 FROM THE COMPANY'S FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE FORM 10-K MAY BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO THE SECRETARY, INTEGRATED ELECTRICAL SERVICES, INC., 515 POST OAK BLVD., SUITE 450, HOUSTON, TX 77027.

                                             By Order of the Board of Directors


                                             /s/ JOHN F. WOMBWELL
                                             --------------------
                                             John F. Wombwell
                                             Senior Vice President and Secretary

--------------------------------------------------------------------------------
                      INTEGRATED ELECTRICAL SERVICES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
  SOLICITED BY THE BOARD OF DIRECTORS OF INTEGRATED ELECTRICAL SERVICES, INC.

           The undersigned hereby appoints Jim P. Wise and John F. Wombwell, and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Integrated Electrical Services, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on Wednesday, February 10, 1999, at 11:00 a.m. at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas or at any adjournment or postponement thereof, as follows:

           Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

               PROPOSAL 1. ELECTION OF DIRECTORS
                      [ ] FOR all nominees listed below   [ ] WITHHOLD AUTHORITY for all nominees listed below
                                   Alan R. Sielbeck, Bob Weik and Jim P. Wise to hold office until the 2002 Annual
           Meeting and
                                   until their successors are elected and qualified.
               INSTRUCTION:to withhold authority to vote for any individual nominee or nominees, write the appropriate name or names in the space provided here.
                                  ---------------------------------------------------------------------------------------
               PROPOSAL 2. APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS FOR THE COMPANY
                                                   [ ] FOR           [ ] AGAINST           [ ] ABSTAIN
              Please check the following box if you plan to attend the Annual Meeting of Stockholders in person.  [ ]

--------------------------------------------------------------------------------
   P
   R
   O
   X
   Y

--------------------------------------------------------------------------------

           ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL 1 (ALL NOMINEES), "FOR" PROPOSAL 2 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

           YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

                                            Dated:__________________  , 199___

                                            Signature(s)______________________

                                            Please sign exactly as name
                                            appears on this card. Joint
                                            owners should each sign.
                                            Executors, administrators,
                                            trustees, etc., should give their
                                            full titles.

                                                PLEASE COMPLETE, SIGN AND
                                             PROMPTLY MAIL THIS PROXY IN THE
                                                   ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------